OAKRIDGE HOLDINGS, INC

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             JANUARY 23, 1998


     NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders of Oakridge Holdings, Inc. (the "Company"), will be held on Friday January 23, 1998, at 3:00 p.m., local time, at the law firm of Oppenheimer Wolff & Donnelly, Plaza VII, 45 South Seventh Street, Suite 3400, Minneapolis, Minnesota, for the following purposes:

     1. To elect three (3) persons to serve as directors of the Company until the next Annual Meeting of the Shareholders or until their respective successors shall be elected and qualified.

     2.   To approve the appointment of Stirtz, Bernards Boyden
          Surdel & Larter, P.A. as the independent auditors of the Company for the fiscal year ending June 30, 1998.

     3. To transact such other business as may properly come before the meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Holders of Common Stock of record at the close of business on November 25, 1997, are entitled to vote at the Annual Meeting.


                              FOR THE BOARD OF DIRECTORS


                              /s/ Robert B. Gregor

                              Robert B. Gregor

St. Paul, Minnesota
December 15, 1997




                                 IMPORTANT

     To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for the purpose. If you attend the meeting, you may vote in person even if you return a proxy.

                          OAKRIDGE HOLDINGS, INC.
                          4810 120th Street West
                    Apple Valley, Minnesota 55124-8628









                              PROXY STATEMENT

                      ANNUAL MEETING OF SHAREHOLDERS

                             January 23, 1998

           INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

     The enclosed proxy is solicited on behalf of the Board of Directors of Oakridge Holdings, Inc. ("Oakridge" or the "Company") for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held on Friday, January 23, 1998 at 3:00 p.m., local time, or at any adjournment of the Annual Meeting. The Annual Meeting will be held at the law firm of Oppenheimer Wolff & Donnelly, Plaza VII, 45 South Seventh Street, Suite 3400, Minneapolis, MN.

     The Company's principal executive office is located at 4810
120th Street West, Apple Valley, Minnesota 55124.  This Proxy
Statement is being mailed on or about December 15, 1997.

     Only holders of Common Stock of record at the close of business on November 25, 1997 are entitled to vote at the meeting. On the record date 1,309,670 shares of the Company's Common Stock were issued and outstanding. The presence at the Annual Meeting, in person, or by proxy, of the holders of twenty percent (20%) of the outstanding shares of Common Stock entitled to vote at the meeting is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). Holders of shares of Common Stock are not entitled to cumulate voting rights.

     The election of a nominee for director and the approval of each of the other proposals described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the Annual Meeting). Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against the matter. Shares represented by a proxy card including any broker non-vote on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

     A proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

     The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.




                              PROPOSAL NO. 1:

                           ELECTION OF DIRECTORS

     The By-laws of the Company provide that the Board of Directors (the "Board") will determine the number of directors for the ensuing year. Currently, the Board is set at three. The Board has nominated the three individuals below to serve as directors of the Company until the next annual meeting of the shareholders or until their respective successors have been elected and qualified. All of the nominees are members of the current Board.

     The election of each nominee requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. Broker non-votes will not be counted as votes cast. The Board recommends a vote FOR the election of each of the nominees listed below. In absence of other instructions, the proxies will be voted FOR the election of the nominees named below If prior to the meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

     The following information has been furnished to the Company, as of November 25, 1997, by the persons who have been nominated by the Board to serve as directors for the ensuing year. The Board of Directors recommends a vote FOR the nominees listed below:

Nominees                                               Director
for Election        Age  Principal Occupation          Since

Robert C. Harvey    46   Chairman of the Board and     1992
                         Chief Executive Officer
                         of the Company

Robert B. Gregor    46   Senior Account Executive      1993
                         of E.F. Johnson and Secretary
                         of the Company

Hugh McDaniel       58   Real Estate Broker            1992


OTHER INFORMATION ABOUT NOMINEES

Except as indicated below, there has been no change in the principal occupation or employment of the nominees during the past five years.

Mr. Harvey has been the Chairman of the Board and Chief Executive Officer of the Company since November 1992 and a partner in the public accounting firm of Harvey & Co. since January 1993. From August 1989 to January 1993, Mr. Harvey was the managing partner of Harvey, Carver & Callahan, a public accounting firm and Chief Executive Officer of Scottsdale Suites Hotel from November 1990 to September 1992. Mr. Harvey is a co-founder and former officer and director of Southwest Casino and Hotel Corporation, a manager and owner of casinos.

Mr. Gregor has been the Senior Account Executive of E.F. Johnson
Company, an electronics company, since 1993. From 1977 to 1993, Mr. Gregor was the sales team manager of Motorola, Inc.

Mr. McDaniel is a retired Commander of the United States Naval
Reserves and has been a residential real estate broker since
1973.


INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The business and affairs of the Company are managed by the Board, which met one time in person and two times by telephone during the fiscal year ended June 30, 1997. All of the directors attended the meeting of the Board. Currently, there are no committees of the Board.


DIRECTOR COMPENSATION

DIRECTOR'S FEES. Each non-employee director of the Company is paid a $500 annual director's fee plus $200 per meeting attended in person.

OUTSIDE DIRECTORS NONQUALIFIED STOCK OPTION PLAN. The Company's Outside Directors Nonqualified Stock Option Plan (the "Plan"), approved by the Board on May 18, 1990 was adopted on June 21, 1991. Under the Plan, each outside director received options to purchase 3,500 shares of Common Stock with an exercise price per share equal to the market price on the date of grant. These options are exercisable for a period of ten years from the grant date for active Board members or for a period of twelve months from the date of termination for former Board members. The Company has reserved 21,000 shares of Common Stock for issuance under the Plan. Messrs. Gregor and McDaniel each were granted an option to purchase 3,500 shares of Common Stock on February 20, 1993 with an exercise price of $.25 per share. Mr. Gregor exercised his option in full on July 27, 1994.


PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

The following table contains information, as of November 25, 1997, concerning the beneficial ownership of the Company s common shares unless noted, (a) by each director of the Company, (b) each executive officer named in the Summary Compensation Table,
(c) by each shareholder who beneficially owns more than five percent of the outstanding shares of the outstanding Common Stock, and (d) all directors and executive officers as a group.

                              Number                   Percent
Name                         of Shares (1)(2)          of Class
----------------------------------------------------------------

Robert C. Harvey           249,594 (3)               19.1%

Robert B. Gregor           118,264 (4)                9.0%

Hugh H. McDaniel             5,100 (5)                *

All Officers and Directors
as a Group (3 persons)     372,958                   26.9%


*Less than 1%

(1) Unless otherwise noted, all shares shown are held by persons possessing sole voting and investment power with respect to such shares.

(2) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member or a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(3) Includes 50,572 shares held by Mr. Harvey's wife and children to which Mr. Harvey may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership. In addition, 40,000 of the 249,594 shares total listed in the table are shares that could be acquired upon exercise of an option. In addition, 10,000 are held jointly by Mr. Harvey and his wife.

(4) Includes 82,550 shares held by Mr. Gregor s wife and children to which Mr. Gregor may be deeded share voting and investment power, but as to which he disclaims beneficial ownership. In addition, 77,100 shares are held jointly by Mr. Gregor and his wife.

(5) Includes 3,500 of the 5,100 shares total listed in the table are shares that could be acquired upon exercise of options as a board member.


EXECUTIVE COMPENSATION AND OTHER BENEFITS

Summary of Cash and Certain Other Compensation

  The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company.

                                     Summary Compensation Table

                                                                   Long Term
                                                                   Compensation
                 Annual Compensation                               Awards
Name and                                            Other Annual   Common Stock
Principal Position         Year Salary    Bonus     Compensation(5)Underlying Options
------------------         ---- -------   -----     ------------   ------------------
Robert C. Harvey (1)       1997 $90,000(2)  --      --             --
Chairman of the Board      1996 $90,000(3)  --      $1,750         $15,200
and Chief Executive        1995 $78,750(4)  --      $3,000         --
Officer



  (1)  Mr. Harvey was appointed by the Board as Chief Executive officer on November 16,
       1992.

  (2)  Includes $15,000 payable as salary that was deferred by Mr. Harvey and was paid by the Company in fiscal 1997.

  (3)  Includes $45,000 payable as salary that was deferred by Mr. Harvey due to the financial position of the Company and will be paid by the Company in fiscal
       1996.

  (4)  Includes $41,250 payable as salary that was deferred by Mr. Harvey and was paid by the Company in fiscal 1995.

  (5)  Medical insurance

OPTION GRANTS AND EXERCISES

The following table summarizes option grants during the last three fiscal years to or by the executive officers named in the Summary Compensation Table above.

                                 OPTIONS GRANTS IN LAST FISCAL YEAR

                                         Individual Grants

                              Options Granted                     Options Exercised
                              ---------------                     -----------------

                                Average
                                Number       Per Share            Number
Name                  Year      of Shares(2) Exercise Price       of Shares  Net Value (1)
Robert C. Harvey      1997      --           --                   --         --
                      1996      40,000       $.25                 --         --
                      1995      70,000       $.25                 70,000     $18,500



(1)    Market value less exercise price on the date of exercise.

(2)    These options were granted to Mr. Harvey pursuant to his employment contract on July
       1, 1993 and were exercised on August 23, 1994.  See "Executive Compensation and Other
       Benefits -- Employment Agreement."



EMPLOYMENT AGREEMENT

  The Company has an employment contract with Mr. Harvey, the Chairman of the Board and Chief Executive Officer of the Company. Under the agreement, Mr. Harvey is to receive annual compensation of $90,000 and a bonus equal to 10% of the company s net income over $300,000 and 15% of the company s net income over $500,000. Due to the Company s financial difficulties, Mr. Harvey elected to receive partial payments under this contact during fiscal year 1997 of $15,000, during fiscal 1996 of $45,000, and during fiscal year 1995 of $41,250. Under this agreement, in addition to his salary and bonus, Mr. Harvey was granted options to purchase 20,000 shares of common stock at $.25 per share, expiring on June 30, 1996. Mr. Harvey will receive options to purchase an additional 10,000 shares at $.25 per share for each $100,000 of net income the Company achieves over $300,000 and options to purchase 40,000 shares at $.25 per share based on the performance of the Company s stock in the public market. In July 1994 and September 1994, the Company granted this option for 70,000 shares and on September 1996, the Company granted this option for 40,000 shares.


                              PROPOSAL NO. 2
            CONFIRMATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has selected Stirtz Bernards Boyden Surdel & Larter, independent auditors, to audit the financial statements of the Company for the year ending June 30, 1998 and recommends that the shareholders confirm such selection. Confirmation will require the affirmative vote by holders of a majority of shares present in person or represented by proxy, and entitled to vote on the matter.

  Representatives of Stirtz Bernards Boyden Surdel & Larter are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.


               SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's annual meeting for the fiscal year ending June 30, 1998 is expected to be held on or about January 23, 1999, and proxy materials in connection with that meeting are expected to be mailed on or about December 15, 1998. Except as indicated below, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or about July 30, 1998.



                                  GENERAL

All proxies properly executed will be voted in the manner directed by shareholders. If no direction is made, proxies will be voted "FOR" the election of the Board of Directors nominees for directors, and "FOR" proposal 2.

The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. A shareholder who submits votes by proxy (including, in the case of shares held in street name, votes directly by brokers at their discretion on certain non-controversial matters) but does not vote on a specific item of business is not considered to be present and entitled to vote with respect to such item of business. On the other hand, a shareholder who specifically abstains with respect to an item of business but otherwise gives a proxy authority to vote on the shareholder's behalf will be counted as being present and entitled to vote on such item even though the proxy may not be vote on such item on the shareholder's behalf.


The Annual Report of the Company for the year ended June 30, 1997 is enclosed herewith. Shareholders may receive without charge a copy of the Company's Annual Report on Form 10-KSB, including financial statements filed with the Securities and Exchange Commission, by writing to: Corporate Secretary, Oakridge Holdings, Inc., 4810 120th Street West, Apple Valley, Minnesota 55124-8628.


                                          By Order of the Board of Directors

                                          /s/ Robert Gregor

                                          Robert Gregor
                                          Secretary

December 15, 1997